Exhibit 99.(1)(h)

MUTUAL OF AMERICA INSTITUTIONAL FUNDS, INC.

ARTICLES SUPPLEMENTARY

Mutual of America Institutional Funds, Inc., a Maryland corporation and a registered open-end investment company under the Investment Company Act of 1940  (the “Corporation”), with its principal office c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The total number of shares of capital stock of all classes that the Corporation has authority to issue is one billion (1,000,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of ten million dollars ($10,000,000).

SECOND:  Pursuant to authority vested in the Board of Directors of the Corporation by Article V of the Articles of Incorporation of the Corporation (the “Articles”), the authorized shares allocated to the classes of shares of the Corporation are as follows:

Small Cap Value Fund	10,000,000 shares
Small Cap Growth Fund	10,000,000 shares

Allocations for all other classes not shown remain unchanged.  The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each such class are the same as for shares previously allocated to the other classes of shares issued by the Corporation prior to the date hereof.

IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation’s name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Dated as of May 1, 2007

Attest:	MUTUAL OF AMERICA
INSTITUTIONAL FUNDS, INC.

/s/ Thomas L. Martin	/s/ John R. Greed
Thomas L. Martin, Secretary	John R. Greed, Chairman, President and Chief Executive Officer